NEWS                                 DT Industries, Inc.
BULLETIN                             1949 E. Sunshine
                                     Suite 2-300
FROM:                                Springfield, MO 65804
  FRB                                Nasdaq:  DTII

The Financial Relations Board, Inc.

For further information:


AT THE COMPANY:                 AT THE FINANCIAL RELATIONS BOARD:

Bruce Erdel                     Karl Plath           Marnie Freitag
Vice President, Finance         General Information  Analyst Contact
417/890-0102                    312/640-6738         312/640-6790


FOR IMMEDIATE RELEASE

                DT INDUSTRIES, INC. ELECTS JAMES KERLEY CHAIRMAN;
                JOHN LOGAN, GRAHAM LEWIS JOIN BOARD OF DIRECTORS

     SPRINGFIELD, Mo., May 19, 1997 -- DT Industries (Nasdaq:DTII) announced today that James J. Kerley, retired vice chairman of Emerson Electric Co. and a board member since the company's inception in 1992, was elected chairman. The company also announced that John F. Logan, president of DT's Automation Group, and Graham L. Lewis, president of DT's Packaging Machinery Group, were elected to the board of directors.

     Logan and Lewis replace former chairman James C. Janning, president of Harbour Group Ltd., and Samuel A. Hamacher, executive vice president of Harbour Group Industries, Inc.

     "We'd like to thank Jim Janning and Sam Hamacher for their untiring contributions in helping form DT Industries in 1992, in helping take us public in 1994 and in providing insightful guidance in growing the company into the major player it has become in the production automation and packaging markets," said Stephen J. Gore, president and chief executive officer. "Unfortunately, their other business commitments preclude them from continuing to devote the time they feel is necessary to remain active directors. We will continue to benefit from their extensive experience, however, through our ongoing consulting agreements with Harbour Group in matters of corporate development and management.

     "We are fortunate to have highly qualified replacements in John Logan and Graham Lewis, both of whom have proven their value to DT Industries through their leadership in two of our major business groups," Gore said. "Likewise, the selection of Jim Kerley as chairman provides us with a continuity in board leadership that dates back to the formation of DT Industries in 1992." The board of directors also said it is actively seeking one or more additional outside directors with extensive industry experience.

     DT Industries, Inc. is a leading designer, manufacturer and integrator of automated production systems used to manufacture or package industrial and consumer products. The company also produces precision metal components, tools and dies for a broad range of industrial applications.

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                dial 1-800-PRO-INFO and use ticker symbol "DTII"